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                                                                    EXHIBIT 99.1

[NOVO NETWORKS LOGO]                                           NEWS ANNOUNCEMENT

                           [NOVO NETWORKS LETTERHEAD]


                       NOVO NETWORKS ANNOUNCES STREAMLINED
                              MANAGEMENT STRUCTURE

                - CHAIRMAN AND CEO JEFFREY A. MARCUS STEPS DOWN -

DALLAS, Texas, June 7, 2001 - Novo Networks (Nasdaq:NVNW), a network and communications services company, today announced a streamlined management structure with Jeffrey A. Marcus stepping down from his positions as Chairman of the Board, Director and Chief Executive Officer of the Company. Barrett N. Wissman, a director of the Company and Novo Networks' President and Co-Founder, will lead the Company and oversee its day-to-day operations. The Company also announced that Fred A. Vierra, David M. Leuschen and Stuart A. Subotnik have also resigned as directors. John Stevens Robling, Jr. a former officer and Olaf Guerrand-Hermes a former officer and director of the Company have joined Novo's board of directors, now a six-member group that, in addition to Messrs. Robling and Guerrand-Hermes, consists of Mr. Wissman, Clark K. Hunt, Jan R. Horsfall and Mark R. Graham.

Jeffrey A. Marcus commented, "Due to a continued lack of stability in the capital markets, the economy's recent downturn and unprecedented difficulties in the emerging telecommunications sector, we were unable to fund our network expansion. Given our ongoing strategic review of operations and efforts to reduce costs, we've concluded that a more streamlined executive management structure would better serve the Company, and thus I have decided to leave Novo Networks to pursue other interests."

Novo Networks concurrently announced that the Company's Senior Executive Vice President and Chief Operating Officer, Thomas P. McMillin, is also leaving the Company to pursue other interests. The management and Board changes are effective immediately.

                                     -more-

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NOVO NETWORKS ANNOUNCES STREAMLINED MANAGEMENT STRUCTURE, 6/07/01         page 2

Barrett Wissman commented, "We are grateful to the departing board members and executives for their efforts. We wish them the best of luck and look forward to their participation in the future of our Company as shareholders."

ABOUT NOVO NETWORKS

Novo Networks provides carrier class voice and data transmission services over its facilities based network presently reaching 7 domestic and 6 international cities in North America, Europe, the Middle East and Mexico. Novo Networks also has significant equity stakes in emerging communications companies including PhoneFree.com, ORB, Inc. and Lineabox, among others.

The statements in this press release which are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Such statements involve risks and uncertainties which could cause actual results to differ materially from management's expectations. Such risks and uncertainties include, but are not limited to, the risks of integrating our operating companies and financing and managing our rapid growth, as well as the risks detailed in our filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading "Risk Factors" in our most recent Annual Report on Form 10-K. Novo Networks, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.